Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (the "Agreement") effective as of the 18th day of July, 2024  (the “Effective Date”), by and between Lance Burke, an individual (the “Employee”) and HANOVER COMMUNITY BANK, a New York state chartered commercial bank with its principal place of business located at 80 East Jericho Turnpike, Mineola, NY 11501 (the “Employer”).

WITNESSETH

WHEREAS, the Board of Directors of the Employer has determined that it is in the best interests of the Employer to retain Employee and to enter into this Agreement with Employee, and the Board has authorized the Employer to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.Employment.  The Employer agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.Position and Duties.  The Employee shall be employed as the Executive Vice President and Chief Financial Officer of the Employer and its parent company, Hanover Bancorp, Inc. (“HBI”), to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time-to-time be established by the Chief Executive Officer and Chairman of the Board and/or the Board of Directors of the Employer, not inconsistent with the terms hereof.  Employee agrees that he will devote his full business time and efforts to his duties hereunder.

3.Compensation.  Employer shall pay to the Employee compensation for his services as follows:

(a)Base Salary.  The Employee shall be entitled to receive during his service hereunder a minimum annual base salary (the "Base Salary") of Three Hundred Fifty Thousand Dollars ($350,000), which shall be payable in installments in accordance with Employer's usual payroll method.   The Board of Directors shall annually review the Employee's performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall adjust the Base Salary accordingly, which shall not be less than the Base Salary then in effect, unless any reduction in salary to less than the Base Salary then in effect is part of an overall reduction in compensation applicable to all senior executive officers of the Employer.

(b)Incentive Plans.  Employee shall be entitled to participate in any incentive plans established by Employer for executive officers of the Employer at a level commensurate with the participation of other executive officers.

4.Other Benefits.

(a)Automobile.  The Employee shall be entitled to a cash allowance in the amount of Eight Hundred ($800) dollars per month to be used for the purpose of maintaining an automobile for use in the business of the Employer.

(b)Insurance Coverage and Employee Benefit Plans.  The Employee shall be entitled to receive hospital, health, medical, disability and life insurance benefits of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.

(c)Expenses.  The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

(d)Vacation.  The Employee shall be entitled to vacations and other leave in accordance with the Employer’s policy for senior executives.

5.Term. The term of this Agreement shall commence on the Effective Date and continue until the third (3rd) anniversary of the Effective Date (as it may be extended hereunder, the “Term”); provided, however, that the Term shall be automatically extended for one (1) additional year upon each anniversary date of the Effective Date  unless either the Board of Directors of the Employer, or the Employee, elects by written notice to the other no less than ninety (90) days nor more than 120 days prior to any  anniversary of the Effective Date, not to so extend the Term, in which case the Term shall then end on the second  anniversary of the date such notice is given.

6.Termination.  Employee may be terminated at any time, without prejudice to Employee's right to compensation or benefits as provided herein.   Employee's rights upon a termination shall be as follows:

(a)Cause.  For purposes of this Agreement "Cause", with respect to the termination by Employer  (as defined below) of Employee's employment, shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform his duties for Employer under this Agreement after at least one (1) warning in writing from the Chief Executive Officer of the Employer  identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to Employer as specified in written notice to the Employee from the Chief Executive Officer of the Employer; or (iii) conviction of or a plea of nolo contendere to a crime (other than a traffic violation) which is either a felony or an indictable offense or (iv) Employee’s  habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from Chief Executive Officer of the Employer to refrain from such behavior.

(b)Termination With Cause.  Employer shall have the right to terminate the Employee for "cause".  In the event of such termination, the Employee shall only be entitled to salary and benefits accrued through the date of termination.

(c)Termination Without Cause.  Employer shall have the right to terminate the Employee without "cause" at any time. Upon a termination of Employee's employment hereunder without "cause", in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Sections  8, 9 and 10 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the sum of  (i) his then current annual Base Salary (specifically excluding the value of any 401(k) or other retirement plan matching contribution from Employer, even if recognized in payroll or deemed compensation to Employee), (ii) the highest annual cash bonus payment paid to Employee over the past three years, and (iii) the annual total automobile allowance paid to Employee under Section 4(a) hereof.  In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to Employee prior to such termination for a period of one (1) year from the date of such termination. In the event Employer, under its insurance and benefit plans then in effect, is unable to provide Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, Employer will pay the amount of Employee’s premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without "cause".  However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of Employee’s hospital, health, and medical insurance, Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by Employer in accordance with the applicable provisions of the Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(d) Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long term disability plan of the Employer then in effect.

(e) Justified Termination by Employee. For the purposes of this Agreement, a resignation by Employee after the occurrence of any of the following events without his advance written consent shall constitute termination without “cause”, entitling Employee to the benefits provided for under paragraph (c) above:

(i)	A reduction in Base Salary or benefits, except for a reduction in benefits that is applicable to all employees;

(ii)	A demotion to a position junior to that of a Chief Financial Officer;

(iii)	A change in the reporting structure whereby Employee is required to report directly to any executive officer other than to the President and/or the Chief Executive Officer; and

(iv)	The relocation of Employee’s principal location of employment outside of Long Island – Employee acknowledges that he will be required to periodically to work at other locations, and that such periodic work at another location shall not trigger the right of Employee to terminate employment hereunder.

7.Change in Control.

(a)Upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof.

(b)A "Change in Control" shall mean:

(i)

a reorganization, merger, consolidation or sale of all or substantially all of the assets of HBI, or a similar transaction, in any case in which the holders of the voting stock of HBI prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of HBI cease for any reason to constitute a majority thereof.

For these purposes, "Incumbent Board" means the Board of Directors of HBI on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to two times (2x) the sum of (i) his then current annual Base Salary, (ii) the highest annual cash bonus payment paid to Employee over the past three years, and (iii) the annual total automobile allowance paid to Employee under Section 4(a) hereof; provided, however, that in the event any payments provided for hereunder, when combined with any other payments due to Employee under any other agreement or benefit plan of Employer contingent upon a  Change in Control, constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, the total payments will be reduced such that no portion of such payments are subject to the excise tax under Section 4999 of the Code to the extent that, after all applicable taxes, the Employee retains more of the total payments after this reduction than if the full amount were payable. Payments will be reduced in such manner as has the least economic effect on the Employee. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 7(c) shall be made in writing by a nationally-recognized accounting firm selected by the Employee (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Employer for all purposes. For purposes of making the calculations required by this Section 7(c), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 9 of this Agreement). The Employer and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination.  Employer's obligation to continue such insurance benefits will be for a period of two (2) years from the effective date of the Change in Control. Any payment made hereunder shall be deemed to have satisfied Employer’s obligations under this Agreement, and in no event shall Employee thereafter be entitled to receive any payment under Section 6(c) hereof.

8.Release.  All payments and benefits provided for under Sections 6 and 7 hereof shall be contingent upon Employee executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Employee within five (5) business days following the termination date of Employee’s employment, and which must be executed by the Employee and become effective within thirty (30) days thereafter. Severance payments under Sections 6 or 7 that are contingent upon such release shall, subject to Section 12(f), commence within ten (10) days after such release becomes effective; provided, however, that if the date of Employee’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 12(f), commence on the first business day of the following calendar year.

9.Non-Solicitation.  During the period Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee's services for the Employer for any reason, the Employee agrees that the Employee will not, directly or indirectly, for the Employee's benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)

solicit or attempt to solicit from (i) any customer that Employee serviced or learned of while in the employ of the Employer ("Customer"), (ii) any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee's termination ("Potential Customer"), or (iii) referral sources or prospective referral sources which are actively being sought by Employer at the time of Employee’s termination (a “Referral Source”), business of a similar nature or related to the business of the Employer;

(ii)	accept any business from, or perform any work or services for, any Customer, Potential Customer or Referral Source, which business, work or services is similar to the business of the Employer;
(iii)	cause or induce or attempt to cause or induce any Customer, Potential Customer, Referral Source, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;
(iv)

solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee's services to the Employer, or within twelve months prior thereto; or

(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, "solicitation" shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Potential Customer, Referral Source, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

10.Confidential Information.

(a) As used herein, "Confidential Information" means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer's customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Employee's services for the Employer and after termination of Employee's services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party, any Confidential Information, except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee's duties for the Employer.

(c) The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Employee's performance of services for the Employer for any reason.

11.Arbitration.  Any dispute or controversy arising under this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Employer and the Employee, sitting in Nassau County, New York, unless otherwise mutually agreed by the Employer and the Employee, in accordance with the rules of the

American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the forgoing, the parties to this Agreement may seek equitable relief in any court or competent jurisdiction for a matter in the nature of, but not limited to, restraining orders or injunctions.

12.Miscellaneous.

(a)Governing Law.  In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New York.

(b)Severability.  If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(c)Entire Agreement; Amendment.  This Agreement sets forth the entire understanding of the parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d)Successors and Assigns.  This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer and shall inure to the benefit of Employee’s estate, heirs and representatives in the event of his death or Disability.

(e)Clawback and Recoupment.  Any amounts paid to Employee hereunder shall be subject to any clawback or recoupment policy adopted by Employer, or the requirements of any law or regulation applicable to the Employer and governing the clawback or recoupment of executive compensation. In addition, with regard to any payment made hereunder pursuant to Sections 6(c) or 7(c) hereunder, Employer or its successors retains the legal right to demand the return of any payment made should Employer or its successors later obtain information indicating that the Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under the FDIC's regulations at 12 C.F.R. 359.4(a)(4).

(f)Section 409A Compliance.  This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 1 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-

1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. If the Employee is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination.  Should this Section 12(f) result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Employer shall begin to make such payments as described in this Section 12(f), provided that any amounts that would have been payable earlier but for application of this Section 12(f) shall be paid in lump-sum on the 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date first above written.

EMPLOYER:  HANOVER COMMUNITY BANK

/s/ Michael P. Puorro

By: _______________________________________

Name:Michael P. Puorro

Title: Chairman & CEO

EMPLOYEE:

/s/ Lance Burke

_________________________________________

Name: Lance Burke